SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549




                                    FORM 8-K



                                 Current Report


                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934



         Date of Report (date of earliest event reported) June 23, 1997


                       ADELPHIA COMMUNICATIONS CORPORATION
             (Exact name of registrant as specified in its charter)




    Delaware                       0-16014                      23-2417713
 (State or other           (Commission File Number)           (IRS Employer
 jurisdiction of                                            Identification No.)
 incorporation)



               Main at Water Street - Coudersport, PA 16915-1141 (Address of
              principal executive offices) (Zip Code)



        Registrant's telephone number, including area code (814) 274-9830





Item 5.  Other Events


On June 23, Adelphia Communications, Inc. ("Adelphia") announced that it had reached an agreement to sell perpetual Convertible Preferred Stock. Adelphia also announced that it is proposing to offer Senior Notes due 2007 (the "Senior Notes") and Exchangeable Preferred Stock due 2009 (the "Exchangeable Preferred Stock") of Adelphia in reliance on Rule 144A to qualified institutional buyers. The press release related to such announcements is filed hereto as Exhibit 99.01.

Simultaneously with the Closing of the issuance and sale of the Senior Notes and the Exchangeable Preferred Stock, the Company intends to issue 100,000 shares of its Series C Cumulative Convertible Preferred Stock, $.01 par value (the "Convertible Preferred Stock") to the Rigas family and a subsidiary of FPL Group, Inc. at a purchase price of $970 per share and a conversion price of $8.48 per share of Adelphia Class A Common Stock.


Each share of Convertible Preferred Stock is convertible at any time at the election of the holder thereof into 117.9245 shares of the Class A Common Stock of the Company. The Convertible Preferred Stock will not be entitled to vote in the election of directors of the Company or upon any other matter (except as provided by law), unless an event of default with respect to the Convertible Preferred Stock occurs, in which case the Board of Directors will be expanded by two seats, which shall then be elected by the holders of the Convertible Preferred Stock. The Convertible Preferred Stock is not subject to mandatory redemption (perpetual).


The Convertible Preferred Stock would rank pari passu with the Exchangeable Preferred Stock and senior to the Common Stock of the Company, with respect to dividends and liquidation. The Convertible Preferred Stock will accrue cumulative dividends at the rate of 8 -1/8% per annum, or $81.25 per share of the Convertible Preferred Stock per annum. The liquidation preference for the Convertible Preferred Stock will be $1,000 per share. The holders of the Convertible Preferred Stock will be entitled to receive the liquidation preference for the Convertible Preferred Stock, plus any accrued but unpaid dividends thereon, and no more. Neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of Adelphia nor the consolidation or merger of Adelphia with or into one or more corporations will be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of Adelphia, unless such sale, conveyance, exchange or transfer shall be in connection with a liquidation, dissolution or winding up of the business of Adelphia.

The Convertible Preferred Stock will be redeemable at the option of Adelphia, in whole or in part, at any time on or after August 1, 2000 at the following percentages of the liquidation preference of the Convertible Preferred Stock plus accrued dividends:


                2000..............................................104.00%
                2001..............................................102.00%
                2002 and thereafter...............................100.00%






The Certificate of Designations for the Convertible Preferred Stock will contain covenants requiring Adelphia to furnish copies of certain filings with the Securities and Exchange Commission and other financial reports to the holders thereof, and prohibiting Adelphia from paying any consideration to a holder in exchange for obtaining a consent to the amendment or waiver of the terms of the Convertible Preferred Stock unless such consideration is offered and paid to all holders of Convertible Preferred Stock. The holders of Convertible Preferred Stock have certain registration rights.


Item 7.  Financial Statements and Exhibits


Exhibit 99.01 Press release issued June 23, 1997.





                                                      SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 23, 1997                         ADELPHIA COMMUNICATIONS CORPORATION

                                                     (Registrant)

                                            By:   /s/Timothy J. Rigas
                                            Timothy J. Rigas
                                            Executive Vice President, Treasurer
                                            and Chief Financial Officer























EXHIBIT INDEX

Exhibit No.       Description


99.01             Press release issued June 23, 1997.






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